EXHIBIT 4(a)

                             EXCERPT OF RESOLUTIONS
                                   ADOPTED BY
                            THE BOARD OF DIRECTORS OF
                      BRITTON & KOONTZ CAPITAL CORPORATION

                                November 21, 2000



         FURTHER RESOLVED, that upon the effective time of the merger, this Corporation shall assume the Louisiana Bancshares, Inc. Incentive Stock Option Plan and that each option outstanding under such plan shall be converted automatically into the right to acquire .1054 of a share of common stock of this Corporation for each share of common stock of Louisiana Bancshares to which the optionee was entitled to acquire upon grant of the option.

         FURTHER RESOLVED, that upon the effective time of the merger, exercise of outstanding options under such plan, this Corporation is authorized to issue that number of shares of common stock of this Corporation as shall be required to be issued in connection with the foregoing resolution.

         FURTHER RESOLVED, that W. Page Ogden be, and he hereby is, authorized, empowered and directed to interpret such plan and to make determinations with respect to any matters related to the exercise of options outstanding under such plan.

         FURTHER RESOLVED, that this Board of Directors approves the filing of the Registration Statement on Form S-8, in the form presented to this meeting, registering the shares of common stock of this Corporation which shall be issuable upon exercise of outstanding options under such plan.

         FURTHER RESOLVED, that W. Page Ogden and such officers of the Corporation as he shall designate be, and they hereby are, authorized, empowered and directed to file such Registration Statement with the Securities and Exchange Commission in the form presented to this meeting but with such changes therein and additions thereto as they, in their discretion, shall deem necessary or appropriate.

         FURTHER RESOLVED, that W. Page Ogden be, and he hereby is, authorized and empowered to take any and all actions, to execute any and all documents and to make such regulatory filings as he, in his discretion, shall deem necessary or appropriate to carry out the purposes and intents of these resolutions and to cause the merger of this Corporation with Louisiana Bancshares, Inc. and the merger of Britton & Koontz First National Bank and Louisiana Bank & Trust Company to become effective and to comply with applicable law.